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                                                                   EXHIBIT 10(L)

                                  Description
                                       of
                     Supplemental Long Term Disability Plan

Under the Bank's Group Long Term Disability Insurance Policy (the "Policy"), employees may be entitled to disability benefits of 60% of base salary, subject to certain Policy dollar limits. The Bank has made available to its senior executives, including Messrs. Stepanian and Gifford, a supplemental long term disability plan which provides a disability benefit equal to the benefit not covered under the Policy because of Policy dollar limits, thus enabling the senior executives to receive a long term disability benefit of 60% of base salary.